SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) is entered into effective as of April 21, 2010 by and among Atwood Minerals & Mining Corp. a Nevada corporation (the “Company”), Universal Database of Music USA, LLC, a Nevada limited liability  company (the “Target”), and the members of Target (the “Selling Members”) listed on Exhibit A attached hereto.

RECITALS

A.           The Company has authorized capital stock consisting of 525,000,000 shares of common stock (“Common Stock”), $0.001 par value, of which 42,700,000 shares are issued and outstanding.

B.           Target has authorized membership units consisting of 27,074 limited liability company units (the “Target Units”) issued and outstanding and held by the Selling Members.

C.           The Selling Members wish to sell, and the Company wishes to purchase, all of the Target Units on the Closing Date (as defined below), in exchange for an aggregate of 21,659,200 shares of Common Stock (the “Shares”).

AGREEMENT

It is agreed as follows:

1.           Securities Purchase and Reorganization

1.1          Agreement to Exchange Securities.  Subject to the terms and upon the conditions set forth herein, each Selling Member agrees to sell, assign, transfer and deliver to the Company, and the Company agrees to purchase from each Selling Member, the Target Units owned by the respective Selling Member as set forth on Exhibit A attached hereto, in exchange for the transfer, at the Closing, by the Company to each Selling Member a pro rata share of the Shares, as determined herein.  The number of Shares that each Selling Member is entitled to receive at the Closing as determined hereunder is set forth opposite each Selling Member’s name on Exhibit A.

1.2.         Instruments of Transfer.

 (a)           Target Units.  Each Selling Member shall deliver to the Company an Assignment of Membership Unit Agreement, in form and substance satisfactory to the Company, for purposes of assigning and transferring all of their right, title and interest in and to the Target Units.  From time to time after the Closing Date, and without further consideration, the Selling Members will execute and deliver such other instruments of transfer and take such other actions as the Company may reasonably request in order to facilitate the transfer to the Company of the securities intended to be transferred hereunder.

 (b)           The Shares.  The Company shall deliver to the Selling Members on the Closing Date original certificates evidencing the Shares, in form and substance satisfactory to the Selling Members, in order to effectively vest in the Selling Members all right, title and interest in and to the Shares.  From time to time after the Closing Date, and without further consideration, the Company will execute and deliver such other instruments and take such other actions as the Selling Members may reasonably request in order to facilitate the issuance to them of the Shares.

1.3           Closing.  The closing (“Closing”) of the exchange of the Target Units and the Shares shall take place at the offices of Indeglia & Carney, P.C., 1900 Main Street, Suite 300, Irvine, CA 92614, or such other location as mutually agreed upon, at 10:00 a.m. local time on the next business day following satisfaction or waiver of all closing conditions set forth in Article 5 of this Agreement or such later date or time as the parties hereto may agree in writing (the “Closing Date”).

1.5           Tax Free Exchange.  The parties intend that the transaction under this Agreement (together with the Securities Purchase Agreement between the Company, Phreadz USA LLC and the members of Phreadz USA LLC of even date herewith (the “Phreadz Purchase Agreement”) qualify as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended.

1.6           Directors.  At the Closing, the parties shall take all actions necessary to cause each of those persons set forth on Exhibit B attached hereto and incorporated herein by reference to be appointed as a new director of the Company (each, a “Target Director” and collectively, the “Target Directors”) and each such Target Director will hold office until the earlier of his/her resignation or removal or until his/her respective successor is duly elected and qualified, as the case may be.

1.7           Officers.  At the Closing, the parties shall take all actions necessary to cause the existing officers (the “Existing Officers”) of the Company to be removed as officers of the Company and each of those persons listed on Exhibit C attached hereto and incorporated herein by reference to be appointed as an officer of the Company (each, a “Target Officer” and collectively, the “Target Officers”), each such Target Officer holding that title as is set forth opposite its respective name on Exhibit C.

2.           Representations, Warranties and Covenants of the Selling Members.  Each Selling Member severally represents, warrants and covenants to the Company with respect to himself, as follows:

2.1.           Title to Units.  Each Selling Member is the sole record and beneficial owner of the Target Units held by such Selling Member, free and clear of all liens, encumbrances, equities, assessments and claims, and that there are no warrants, options, subscriptions, calls, or other similar rights of any kind for the issuance or purchase of any of the Target Units or other securities of the Target held by such Selling Member.  Upon delivery of the Target Units by each Selling Member and payment of the Shares in full by the Company pursuant to this Agreement, each Selling Member will transfer to the Company valid legal title to the Target Units held by such Selling Member, free and clear of all restrictions, liens, encumbrances, equities, assessments and claims (other than any restrictions, liens, encumbrances, equities, assessments or claims as may arise from or as a result of (i) restrictions under applicable Federal and state securities laws, and (ii) any act or omission of the Company).

2.2.         Authority Relative to this Agreement.  Each Selling Member has all requisite individual or corporate power and authority, as the case may be, to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith (collectively, the “Documents”).  All individual or corporate action, as the case may be, on the part of each Selling Member necessary for the authorization, execution, delivery and performance of the Documents by such Selling Member has been taken and no further authorization on the part of such Selling Member is required to consummate the transactions provided for in the Documents.  When executed and delivered by each Selling Member, the Documents shall constitute the valid and legally binding obligation of such Selling Member, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency reorganization and moratorium laws and other laws affecting enforcement of creditor’s rights generally and by general principles of equity.

2.3.         Securities Matters.

 (a)         Each Selling Member understands that (i) the Shares have not been registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities or “blue sky” laws, on the ground that the sale provided for in this Agreement and the issuance of the securities hereunder is exempt from registration and qualification under Sections 4(2) and 18 of the Securities Act, and (ii) the Company’s reliance on such exemptions is predicated on the each Selling Member’s representations set forth herein.

 (b)         Each Selling Member acknowledges that an investment in the Company involves an extremely high degree of risk, lack of liquidity and substantial restrictions on transferability and that such Selling Member may lose his, her or its entire investment in the Shares. Each Selling Member acknowledges he/she/it has carefully reviewed and considered the risk factors discussed in the “Risk Factors” attached hereto as Exhibit D (which Risk Factors set forth the risks of the Company on a consolidated basis after giving effect to the consummation of both this Agreement and the Phreadz Purchase Agreement) prior to making an investment decision pursuant to this Agreement.

 (c)         The Company has made available to each Selling Member or the advisors of any such Selling Member the opportunity to obtain information to evaluate the merits and risks of the investment in the Shares, and each Selling Member has received all information requested from the Company.  Each Selling Member has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, plans, prospects, and financial condition of the Company and to obtain additional information as such Selling Member has deemed appropriate for purposes of investing in the Shares pursuant to this Agreement. Each Selling Member has received and reviewed all the information, both written and oral, that it desires.  Without limiting the generality of the foregoing, each Selling Member has been furnished with or has had the opportunity to acquire, and to review: (i) copies of all of the Company’s publicly available documents, and (ii) all information, both written and oral, it desires with respect to the Company’s business, management, financial affairs and prospects.  In determining whether to make this investment, each Selling Member has relied solely on such Selling Member’s own knowledge and understanding of the Company and its business based upon Selling Member’s own due diligence investigations and the information furnished pursuant to this paragraph.  Each Selling Member understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and such Selling Member has not relied on any other representations or information.

 (d)         Each Selling Member, personally or through advisors, has expertise in evaluating and investing in private placement transactions of securities of companies in a similar stage of development to the Company and has sufficient knowledge and experience in financial and business matters to assess the relative merits and risks of an investment in the Company.  In connection with the purchase of the Shares, each Selling Member has relied solely upon independent investigations made by such Selling Member and has consulted such Selling Member’s own investment advisors, counsel and accountants.  Each Selling Member has adequate means of providing for current needs and personal contingencies, has no need for liquidity, and can sustain a complete loss of the investment in the Shares.

 (e)          The Shares which the Company is to issue hereunder will be acquired for each Selling Member’s own account, for investment purposes, not as a nominee or agent, and not with a view to or for sale in connection with any distribution of the Shares in violation of applicable securities laws.

 (f)          Each Selling Member understands that no federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the investment in the Shares.

 (g)         Each Selling Member is an “Accredited Investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  Each Selling Member acknowledges that the Shares may be purchased only by persons who come within the definition of an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

 (h)         No Selling Member has received any general solicitation or general advertising concerning the Shares, nor is any Selling Member aware of any such solicitation or advertising.

 (i)          Each Selling Member understands that the Shares will be characterized as “restricted” securities under federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  Each Selling Member agrees that such Selling Member will not sell all or any portion of the Shares except pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act.  Each Selling Member understands and acknowledges that all certificates representing the Shares shall bear the following legend or a legend of similar import and that the Company shall refuse to transfer the Shares except in accordance with such restrictions:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER CERTAIN STATE SECURITIES LAWS.  NO SALE OR TRANSFER OF THESE SHARES MAY BE MADE IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (2) AN OPINION OF COUNSEL THAT REGISTRATION UNDER THE ACT OR UNDER APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED SALE OR TRANSFER.”

2.4.         Full Disclosure.  No representations or warranties made by any Selling Member in this Agreement, in any of the exhibits or schedules attached to this Agreement, or in the schedules, or in any other statements furnished or to be furnished by the such Selling Member to the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement contained herein or therein not misleading.  Copies of all documents heretofore or hereafter delivered or made available to the Company by any Selling Member pursuant hereto were or will be complete and accurate records of such documents.

3.           Representations, Warranties and Covenants of the Target.  The Target represents, warrants and covenants to the Company as follows (exceptions to the following representations and warranties shall be set forth on Schedules 3.1 through 3.22, which collectively are referred to as the “Disclosure Schedule”):

3.1.         Authority Relative to this Agreement.  The Target has all requisite corporate power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith (collectively, the “Documents”).  All corporate action on the part of the Target necessary for the authorization, execution, delivery and performance of the Documents by the Target has been taken and no further authorization on the part of the Target is required to consummate the transactions provided for in the Documents.  When executed and delivered by the Target, the Documents shall constitute the valid and legally binding obligation of the Target, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency reorganization and moratorium laws and other laws affecting enforcement of creditor’s rights generally and by general principles of equity.

3.2.         Capitalization of the Target.  The authorized capital of the Target consists of Twenty-Eight Thousand (28,000) units, of which the Target Units are issued and outstanding.  All issued and outstanding Target Units are duly authorized, validly issued, fully paid and nonassessable, and are held of record by the Selling Members.  There are no outstanding options, warrants, rights, subscriptions, calls, contracts or other agreements to issue, purchase or acquire, or securities convertible into, shares of capital stock or other securities of any kind representing an ownership interest in the Target and, except as set forth in Schedule 3.2, no Selling Member is a party to any proxy, voting trust or other agreement with respect to the voting of the Target Units.

3.3.         Subsidiaries.  Target has, and as of the Closing Date will have, no subsidiaries.

3.4.         Organization and Standing.  The Target is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Nevada and is duly qualified or registered to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on the Target.  The Target has the full corporate power and authority to own or lease and operate its properties and to carry on its business as now being conducted.

3.5.         No Default or Legal Restrictions.  The Target is not in violation of its articles of organization, limited liability company agreement, or other governing documents.  The Target is not in default under, or in breach of any term or provision of, any contract, agreement, lease, license, commitment, mortgage, indenture, bond, note, instrument or other obligation set forth on Schedule 3.22 (each a “Contract”) where such default or breach would have a material adverse effect on the Target.  The execution and delivery of this Agreement by the Target and the Selling Members and the consummation of the transactions contemplated hereby do not and will not violate the articles of incorporation, bylaws or other governing documents of the Target, and, except where any such conflict, breach, default or violation would not have a material adverse effect on the Target, the execution and delivery of this Agreement by the Target and the Selling Members and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of (or create in any party the right to accelerate, terminate, modify or cancel) any terms, conditions or provisions of, or constitute a default under, or require the consent of any party to, or result in the imposition of any lien or encumbrance upon any asset or property of the Target pursuant to the terms and conditions of, any Contract to which the Target or any Selling Member is now a party or by which any of them or any of their respective properties, assets or rights may be bound or affected, (b) violate any provision of any law, rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency, governmental body or arbitrator, or (c) require any filing with, or license, permit, consent or other governmental approval of, any federal, state or local governmental body or governmental agency (including, without limitation, the Securities and Exchange Commission (the “Commission”), other than the filing of a From D and similar state securities laws filings.)

3.6.         Compliance with Law.  The Target is not in violation of any federal, state, local or foreign law, ordinance, regulation, judgment, decree, injunction or order of any court, administrative agency or commission or other governmental entity (“Governmental Authority”).  The Target has procured and is currently in possession of all licenses, permits and other governmental authorizations required by federal, state or local laws for the operation of the business of the Target in each jurisdiction in which the Target is currently conducting business, where the failure to possess such licenses, permits and authorizations would have a material adverse effect on the Target, and there is no basis for revoking any such license, permit or other authorization.  Except as otherwise disclosed on Schedule 3.6, such licenses are in full force and effect and there is no basis for any fines, penalties, or revocation of such licenses.

3.7.         Financial Statements.

 (a)          The Target is currently having an accounting firm authorized to practice before the Commission conduct (i) an audit of the balance sheet of the Target as of May 31, 2009, and the related statements of operations, shareholders’ equity and cash flows for the period from inception through May 31, 2009 (the “Target Audited Financial Statements”), and (ii) a review of the balance sheet of the Target as of February 28, 2010, and the related statements of operations, shareholders equity and cash flows for the period from inception through February 28, 2010 (the “Targeted Reviewed Financial Statements”, together with the Target Audited Financial Statements, the “Target Financial Statements”) and such audit and review shall be completed in sufficient time to have the Target Financial Statements to be filed as an exhibit to the Current Report on Form 8-K described in Section 6.4 hereof.  The Target Financial Statements will be true and accurate, in accordance with the books and records of Target.  Except as disclosed therein, the Target Financial Statements (i) will be in accordance with the books and records of the Target and will be prepared in conformity with generally accepted accounting principles (“GAAP”) consistently applied for all periods, and (ii) will fairly present the financial position of the Target as of the respective dates thereof, and the results of operations, and changes in shareholders’ equity and changes in cash flow for the periods then ended, all in accordance with GAAP consistently applied for all periods.

 (b)         Except as set forth on the Target Financial Statements, the Target has no debt, liability or obligations of any nature, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether or not the amount hereof is readily ascertainable, that will not be reflected as a liability in the Target Financial Statements or except for liabilities incurred by the Target in the ordinary course of business, consistent with past practices which are not otherwise prohibited by, or in violation of, or which will not result in a breach of, the representations, warranties, and covenants of the Target contained in this Agreement.  There will be no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“FAS No. 5”) issued by the Financial Accounting Standards Board (the “FASB”) which will not be adequately provided for in the Target Financial Statements as required by FAS No. 5.

3.8.         Absence of Undisclosed Liabilities.  The Target does not have any material liabilities, obligations or claims of any kind whatsoever which are required to be set forth in financial statements prepared in accordance with GAAP, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than (a) Liabilities that are reserved for or disclosed in the Target Financial Statements, (b) Liabilities that are set forth on Schedule 3.8, (c) Liabilities incurred by the Target in the ordinary course of business after the date of the Target Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), or (d) Liabilities for Contracts (other than any express executory obligations that might arise due to any default or other failure of performance by the Target prior to the Closing Date).

3.9.         Absence of Material Adverse Changes.  Since the date of the Target Audited Financial Statements, there has not been any (a) material adverse change in the business, operations, properties, condition (financial or otherwise) of the Target, (b) damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, properties or condition (financial or otherwise) of the Target, or (c) change by the Target in accounting methods or principles used for financial reporting purposes, except as required by a change in generally accepted accounting principles and concurred with by the Target’s independent certified public accountants.

3.10.       Real Property.

 (a)           Schedule 3.10 contains a list of all real property owned by or leased to the Target.  Neither the Target nor any Selling Member has received any notification that there is any violation of any law, ordinance or regulation with respect to such real property that would result in a material fine or penalty or the abatement of which would require a material capital expenditure.

 (b)           The Target has good and marketable title to all real property indicated on Schedule 3.10 as owned by the Target, subject to (i) easements, servitudes and rights-of-way of record or in actual or apparent use, (ii) any state of facts that a visual inspection might reveal, (iii) rights of the public in any portion of the premises that may fall in any public street, way or alley, (iv) zoning laws, building laws and building restrictions of record, (v) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings, (vi) liens imposed by law incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (vii) liens or imperfections of title that do not materially detract or interfere with the present use or value of such real property, and (viii) mortgages, liens, encumbrances, claims or restrictions, if any, that do not materially detract from or interfere with the present use or value of such real property.

 (c)           There are no pending or threatened condemnation proceedings relating to any real property owned by or leased to the Target, or other matters affecting materially or adversely the current use, occupancy, or value of any such real property.

 (d)           There are no leases, subleases, licenses, material concessions, or other material agreements, written or oral granting to any party or parties the right of use or occupancy of any portion of any real property owned by the Target.

 (e)           There are no outstanding options or rights of first refusal to purchase any of the real property owned by the Target, or any portion thereof or interest therein.

 (f)           The leases relating to the real property leased by the Target are valid and in full force and there does not exist any default thereunder that materially detracts from or interferes with the present use or value of such real property.

3.11.       Tangible Personal Property.

 (a)           Except as set forth on Schedule 3.11(a), the Target has good and marketable title to all tangible personal property it purports to own as of the date of the Target Audited Financial Statements (except for personal property sold or otherwise disposed of since the date of the Target Audited Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, encumbrances, claims or restrictions other than (i) liens for current taxes not due and payable or being contested in good faith by appropriate proceedings, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, and (iii) mortgages, liens, encumbrances, claims or restrictions, if any, that do not materially detract from or interfere with the present use or value of such personal property.

 (b)           All leases relating to personal property are valid and in full force and there does not exist any default thereunder where such default would materially detract from or interfere with the present use or value of such personal property.

3.12.       Intellectual Property Rights.  Schedule 3.12 contains a list of all patents, trademarks, trade names, corporate names, service marks, computer software, customer lists, processes, know-how and trade secrets (collectively, the “Intellectual Property”) used in or necessary for the conduct of the business of the Target or any of the Subsidiaries as currently conducted.  Except as set forth on Schedule 3.12, the Target owns, or is licensed to use, all of the Intellectual Property.  No claim has been asserted or threatened by any person with respect to the use of such Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement with respect thereto, and the use of such Intellectual Property by the Target does not infringe on the rights of any other person.

3.13.       Taxes.

 (a)           The Target has filed all material returns, declarations, reports, claims for refund, or information returns or statements relating to any Federal, State, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto whether disputed or not (individually, a “Tax” and, collectively, “Taxes”), and further including any schedule or attachment thereto, and any amendment thereof, that the Target was required to file under any Federal, State, local, or foreign laws (individually, a “Tax Return” and, collectively, “Tax Returns”).  All such Tax  Returns were correct and complete in all material respects.  All Taxes owed by the Target have been paid when due or adequate provision has been made therefore in the applicable financial statements.  There are no security interests or liens on any of the assets or the stock or other securities of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

 (b)           The Target has withheld and paid all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, commissioned agent, creditor, stockholder, or other third party.

 (c)           There is no dispute or claim concerning any Tax liability of, or attributable to, the Target (including, without limitation, any dispute or claim with respect to any jurisdiction in which the Target do not currently file Tax Returns) either (i) claimed or raised by any authority in writing, or (ii) as to which the Target or any Selling Member has knowledge.

 (d)           The Target has not waived or extended any statute of limitations in respect of any assessment or collection of Taxes or any alleged, proposed or actual deficiency in Taxes or agreed to any extension of time with respect to the filing of any Tax Return.

 (e)           The Target has not filed a consent under Section 341(f) of the Internal Revenue Code (the “Code”).

 (f)           The Target has not made any payments, or is obligated to make payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

 (g)           The Target has no liability for the Taxes of any person or entity other than the Target (i) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of State, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

3.14.      Litigation.  Other than as set forth on Schedule 3.14, there is no legal, administrative, arbitration or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind pending or threatened against or involving the Target or its assets or properties.

3.15.      Employee Benefit Plans.

 (a)           The Target has complied in all material respects with all applicable laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and those relating to wage, hours, collective bargaining, unemployment insurance, workers’ compensation, equal employment opportunity and the payment of withholding taxes, including income and social security taxes, and has withheld (and paid over to the appropriate authorities) all amounts required by law or agreement to be held from the wages or salaries of its employees.

 (b)           With respect to each employee welfare benefit plan of the Target or any of the Subsidiaries, as defined in Section 3(1) of ERISA (a “Welfare Plan”), and any deferred benefit plan of the Target, as defined in Section 3(2) of ERISA (a “Pension Plan”), there are no actions, suits or investigations or claim pending or to the best of Seller’s knowledge, threatened with respect to the assets thereof, other than routine claims for benefits.

 (c)           The Target has made no contributions to or currently has any obligation to contribute to (or any other liability, including any potential liability) with respect to any Welfare or Pension Plan under which any employee was or may be entitled to any benefit that is a “Multiemployer Plan” as defined in Section 4001 of ERISA or any “Multiemployer Plan” within the meaning of Section 3(37) of ERISA.  In addition, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Target.

3.16.       Environmental and Safety Laws.

 (a)           The Target has complied with all Environmental Requirements (as defined below) and all health and safety laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Target alleging any failure to so comply, except in each case where the failure to comply would not have a material adverse effect on the Target.  The Target has obtained and been in compliance with all of the terms and conditions of all permits, licenses and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in, all Environmental Requirements and health and safety laws, except in each case where the failure to comply would not have a material adverse effect on the Target.

 (b)           The Target has no liability for, and have not handled or disposed of, any Hazardous Substance (as defined below), arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Target giving rise to any liability for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental Requirement or health and safety law, except where any such liability would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

 (c)           None of the following exists at any real property or facility owned or operated by the Target:  (i) underground storage tanks, (ii) asbestos-containing materials in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments or disposal areas.

 (d)           “Environmental Requirements” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, or all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states or political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments, and orders that are adopted and in effect as of the Closing and that relate to the protection of human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, materials or wastes, whether solid, liquid or gaseous in nature.

 (e)           The term “Hazardous Substances” shall include without limitation:  (i) those substances included within the definition of “Hazardous Substances,” “Hazardous Materials,” “Toxic Substances” or “Solid Waste” in CERCLA (42 U.S.C. sections 9601 et seq.), RCRA (42 U.S.C. sections 6901 et seq.), the Hazardous Materials Transportation Action (49 U.S.C. Sections 1801 et seq.) and the TSCA (15 U.S.C. sections 2601 et seq.) and the regulations promulgated thereunder; (ii) those substances listed in the United States Department of Transportation Table of Hazardous Materials (49 CFR 172.101 and amendments thereto); and (iii) such other substances, materials and wastes that, prior to or as of the Closing, are classified as hazardous or toxic under federal, state or local laws or regulations and that are regulated as such under such laws.

3.17.       Accounts Receivable.  All accounts receivable that are reflected on the Target Financial Statements or that have arisen since the date of the Target Financial Statements (except such accounts receivable as have been collected since the Target Audited Financial Statements) in excess of reserves for doubtful accounts are valid and enforceable claims and arise out of bona fide transactions in the ordinary course of business in conformity with the applicable purchase orders, agreements and specifications.  Such accounts receivable are subject to no valid defenses or offsets, except such discounts as are customarily offered to customers in the ordinary course of business and routine customer complaints or warranty demands that are not material in nature.

3.18.       Inventory.  All inventory of the Target, whether reflected on the Target Audited Financial Statements or otherwise, consists of a quality and quantity usable and salable in the ordinary course of business.  The value of all items of obsolete inventory and of inventory of below standard quality has been written down to realizable market value, and the value at which such inventory is carried reflects the Target’s normal inventory valuation policy of stating its inventory at the lower of cost or market value, in each case in accordance with generally accepted accounting principles.

3.19.       Brokers or Finders.  The Target and the Selling Members have engaged no broker, agent, finder or investment advisor in connection with the transactions contemplated by this Agreement, and no broker, agent or finder is entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the transactions contemplated hereby.

3.20.       Employees.

 (a)           No executive, key employee or group of employees has any plans to terminate employment with the Target.

 (b)           The Target is not a party to or bound by any collective bargaining agreement.  The Target has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes since the organization of the Target.

 (c)           Except as set forth on Schedule 3.20, the Target is not a party to, and/or is bound by, any employment contract with any of its employees.

3.21.       Insurance.  The Target is insured under, or are the owners and beneficiaries under, as appropriate, the policies listed in Schedule 3.21, copies of  which policies of insurance have been provided to the Company.

3.22.       Contracts and Commitments; No Default.

 (a)           Except as set forth in Schedule 3.22, the Target:

(i)           has no written or oral contract, commitment, agreement or arrangement with any person which (A) requires payments individually in excess of Fifteen Thousand Dollars ($15,000) annually or in excess of Fifty Thousand Dollars ($50,000) over its term (including without limitation periods covered by any option to extend or renew by either party) and (B) is not terminable on thirty (30) days’ or less notice without cost or other Liability;

(ii)          does not pay any person or entity cash remuneration at the annual rate (including without limitation guaranteed bonuses) of more than Fifty Thousand ($50,000) for services rendered;

(iii)         is not restricted by agreement from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity;

(iv)         is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

(v)          is not party to any agreement, contract, commitment or loan to which any of its directors, officers or shareholders or any Affiliate (or former Affiliate) thereof is a party;

(vi)         is not subject to any outstanding sales or purchase contracts, commitments or proposals which is anticipated to result in any loss upon completion or performance thereof;

(vii)        is not party to any purchase or sale contract or agreement that calls for aggregate purchases or sales in excess over the course of such contract or agreement of Fifty Thousand Dollars ($50,000) or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on sixty (60) days’ or less notice without cost or other Liability at or any time after the Closing; and

(viii)       has no distributorship, dealer, manufacturer’s representative, franchise or similar sales contract relating to the payment of a commission.

 (b)           True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to this Section 3.22 have been made available to the Company for review.  Except as set forth in Schedule 3.22, all such items are valid and enforceable by and against the Target in accordance with their respective terms, the Target is not in breach, violation or default, however defined, in the performance of any of its obligations thereunder, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof; and to the best knowledge of the Target, no other parties thereto are in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

4.           Representations, Warranties and Covenants of the Company.  Except as set forth in any reports filed by the Company with the Commission on or before the date of this Agreement, the Company represents, warrants and covenants to Target and each of the Selling Members as follows.

4.1.         Organization and Good Standing.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power and authority to enter into and perform its obligations under this Agreement.

4.2.         Capitalization.  The authorized capital stock of the Company consists of 525,000,000 shares of Common Stock, $0.001 par value, of which 42,700,000 shares are issued and outstanding.  All issued and outstanding shares of Common Stock immediately prior to the Closing are duly authorized, validly issued, fully paid and nonassessable.  Except for the items set forth under this Section 4.2 or otherwise set forth in Schedule 4.2, there are no outstanding options, warrants, rights, subscriptions, calls, contracts or other agreements to issue, purchase or acquire, or securities convertible into, shares of capital stock or other securities of any kind representing an ownership interest in the Company.

4.3.         Authority Relative to this Agreement.  The Company has all requisite corporate power and authority, to enter into and to carry out all of the terms of the Documents.  All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of the Documents by the Company has been taken and no further authorization on the part of the Company is required to consummate the transactions provided for in the Documents, including, without limitation, the issuance of the Shares.  When executed and delivered by the Company, the Documents shall constitute the valid and legally binding obligation of the Company, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency reorganization and moratorium laws and other laws affecting enforcement of creditor’s rights generally and by general principles of equity.

4.4          Issance of Shares.      The Shares have been duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect thereof.  Assuming the accuracy of the Selling Members’ representations and warranties set forth in Section 2 hereunder, the issuance by the Company of the Shares is exempt from registration under the 1933 Act.

4.5.         No Default or Legal Restrictions.  The Company is not in violation of its articles of incorporation, bylaws or other governing documents.  The Company is not in default under, or in breach of any term or provision of, any contract, agreement, lease, license, commitment, mortgage, indenture, bond, note, instrument or other obligation where such default or breach would have a material adverse effect on the Company, taken as a whole.  The execution and delivery of the Documents by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not violate the articles of incorporation, bylaws or other governing documents of the Company, and, except where any such conflict, breach, default or violation would not have a material adverse effect on the Company, taken as a whole, the execution and delivery of this and thereby by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of (or create in any party the right to accelerate, terminate, modify or cancel) any terms, conditions or provisions of, or constitute a default under, or require the consent of any party to, or result in the imposition of any lien or encumbrance upon any asset or property of the Company pursuant to the terms and conditions of, any contract to which the Company is now a party or by which any of them or any of their respective properties, assets or rights may be bound or affected, (b) violate any provision of any law, rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency, governmental body or arbitrator, or (c) require any filing with, or license, permit, consent or other governmental approval of, any federal, state or local governmental body or governmental agency (including, without limitation, the Commission, other than the filing of a Form D and similar state securities laws filings).

4.6.         Compliance with Law.  The Company is not in violation of any federal, state, local or foreign law, ordinance, regulation, judgment, decree, injunction or order of any Governmental Authority.  The Company has procured and are currently in possession of all licenses, permits and other governmental authorizations required by federal, state or local laws for the operation of the business of the Company in each jurisdiction in which the Company is currently conducting business, where the failure to possess such licenses, permits and authorizations would have a material adverse effect on the Company, taken as a whole, and there is no basis for revoking any such license, permit or other authorization.  Such licenses are in full force and effect and there is no basis for any fines, penalties, or revocation of such licenses.

4.7.         SEC Reports.

 (a)           The Company has delivered, or made available, to Target and the Selling Members its Annual Report on Form 10-K for the year ending November 30, 2009, its Quarterly Reports on Form 10-Q for the periods ending February 28, 2010 (collectively, the “SEC Reports”).  The information in the SEC Reports is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has filed all quarterly and annual reports that have been due under the Exchange Act for each of the last two (2) fiscal years and has filed all quarterly reports due under the Exchange Act in this current fiscal year.

 (b)           Except as set forth on the financial statements set forth in SEC Reports, the Company has no debt, liability or obligations of any nature, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether or not the amount hereof is readily ascertainable, except for liabilities incurred by the Company in the ordinary course of business, consistent with past practices which are not otherwise prohibited by, or in violation of, or which will not result in a breach of, the representations, warranties and covenants of the Company contained in this Agreement.

4.8.         Absence of Material Adverse Changes.  Since the date of the financial statements set forth in the latest SEC Report, there has not been any (a) material adverse change in the business, operations, properties, condition (financial or otherwise) of the Company, (b) damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, properties or condition (financial or otherwise) of the Company, taken as a whole, or (c) change by the Company in accounting methods or principles used for financial reporting purposes, except as required by a change in generally accepted accounting principles and concurred with by the Company’s independent certified public accountants.

4.9          Trading Symbol.  The Company’s common stock is currently quoted on the FINRA’s over-the-counter bulletin board under the symbol “AWDM.”  There are no circumstances currently in existence that may cause FINRA to refuse to allow the quotation of the Company’s common stock on the over-the-counter bulleting board.

5.           Conditions to Closing; Deliveries; Termination.

5.1          Conditions to Obligation of the Company.  The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by the Company):

 (a)           the Target and the Selling Members shall have performed and complied with all obligations and agreements required to be performed and complied with by it hereunder on or prior to the Closing (including, without limitation, those specified in Section 5.4);
 (b)           the representations and warranties of the Target and the Selling Members contained in this Agreement shall be true and correct as of the Closing Date as if made as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period);

 (c)           there shall be no order, decree or ruling by any Governmental Authority nor any action, suit, claim or proceeding by or before any Governmental Authority shall be pending, which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or by any Document, or which otherwise questions the validity or legality of any such transactions;

 (d)           there shall be no statute, rules, regulation or order enacted, entered or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or, render illegal the transactions contemplated by this Agreement or the Documents;

 (e)           each of the documents to be delivered by the Target or the Selling Members pursuant to Section 5.4 shall have been so delivered by the Target or the Selling Members at the Closing; and

 (f)            the Company and Phreadz USA LLC and the members of Phreadz USA LLC have entered into the Phreadz Purchase Agreement on substantially the terms and conditions set forth in this Agreement.

5.2          Conditions to Obligation of the Target and the Selling Members.  The obligation of the Target and the Selling Members to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by the Parent):

 (a)           the Company shall have performed or complied with all obligations and agreements required to be performed or complied with by any of them hereunder on or prior to the Closing (including, without limitation, those specified in Section 5.3);

 (b)           the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as if made as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period);

 (c)           there shall be no order, decree or ruling by any Governmental Authority nor any action, suit, claim or proceeding by or before any Governmental Authority shall be pending, which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or any Document, or which otherwise questions the validity or legality of any such transactions;

 (d)           there shall be no statute, rules, regulation or order enacted, entered or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or render illegal the transactions contemplated by this Agreement or the Documents;

 (e)           the Company shall have obtained on terms and conditions satisfactory to the Target all consents and approvals of third parties (including Governmental Authorities) that are required (i) for the consummation of the transactions contemplated hereby or any Document, or (ii) in order to prevent a breach of, a default under or a termination, material change in the terms or conditions or material modification of, any Material Agreement as a result of the consummation of the transactions contemplated hereby;

 (f)           the Company shall have assumed the Target’s obligation’s under that certain Subscription Agreement dated March 23, 2010 (the “Subscription Agreement”) with Professional Capital Partners, Ltd., a British Virgin Islands company (“PCP”), including issuance of the Right (as defined in the Subscription Agreement) to PCP;

 (g)           each of the documents to be delivered by the Company pursuant to Section 5.3 shall have been so delivered by the Company at the Closing;

(h)           the Company and Phreadz USA LLC have entered into the Phreadz Purchase Agreement on substantially the terms and conditions set forth in this Agreement; and

 (i)            the Company shall have secured a policy of directors and officers liability insurance in an amount of not less than Five Million Dollars ($5,000,000) per director per occurrence.

5.3          Company’s Deliveries at Closing.  At the Closing, the following documents shall be delivered (or caused to be delivered) by the Company to the Target and each of the Selling Members:

 (a)           Certificates representing such Selling Member’s pro-rata share of the Shares as more particularly set forth opposite such Selling Member’s name on Exhibit A hereto;
 (b)           A certificate of an officer of the Company, in a form and substance reasonably acceptable to the Target, dated as of the Closing Date, certifying that (i) all representations and warranties of the Company made herein are true and correct as of the Closing Date; and (ii) the Company has performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing;

 (c)           Certified resolutions of the Board of Directors of the Company authorizing the consummation of the transactions contemplated by this Agreement, including, without limitation, resolutions authorizing the issuance of the Shares;

 (d)           Evidence of Company’s assumption of Target’s obligations under the Subscription Agreement, including issuance of the Right to PCP;

 (e)           Written resignations of the Existing Officers effective as of the Closing Date in form satisfactory to Target and the Selling Members;

 (f)           Resolutions of the Board of Directors of the Company, as applicable, appointing the Target Directors and Target Officers of the Company effective as of the Closing Date in form satisfactory to the Target and the Selling Members;

 (g)           A fully executed Restricted Stock Agreement by and between the Company and (i) Jacques Krischer (the “Krischer Restricted Stock Agreement”) and (ii) Georges Daou (the “Daou Restricted Stock Agreement,” together with the Krischer Restricted Stock Agreement, the “Restricted Stock Agreements”) in form and substance reasonably satisfactory to the Company, duly executed by the Company;

 (h)           Employment agreements by and between the Company and each of (i) Georges Daou; (ii) Jonathan Kossmann; and (iii) Jacques Krischer, each duly executed by the Company;

 (i)           A Form D pursuant to Regulation D promulgated under the Securities Act, the filing of which will be effected within fifteen (15) days of Closing.

 (j)           evidence, in form and substance satisfactory to the Target, setting forth the agreement of holders of not less than 32,712,176 shares of Common Stock to submit their shares for cancellation (the “Cancelled Shares”);

 (k)           Any notices of sales required to be filed with the applicable federal and state agencies, which will be filed within the applicable periods therefor;

 (l)           A certificate of good standing of the Company from the State of Nevada as of the most recent practicable date; and

 (m)           Such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby.

5.4.         Selling Members’ and Target’s Deliveries at Closing.  At the Closing, the Selling Members shall deliver or cause to be delivered to the Company all of the following:

 (a)           Assignments of Membership Units (or other instruments of transfer) in the form and substance satisfactory to the Company and duly executed by each of the Selling Members regarding the transfer of Target Units to the Company;

 (b)           The Target Financial Statements;

 (c)           A certificate of an officer of the Target, in a form and substance reasonably acceptable to the Company, dated as of the Closing Date, certifying that (i) all representations and warranties of the Target made herein are true and correct as of the Closing Date; and (ii) the Target has performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Target on or prior to the Closing.

 (d)           A certificate of the Principal Selling Member (as defined in Section 6.4), in a form and substance reasonably acceptable to the Company, dated as of the Closing Date, certifying that (i) all representations and warranties of the Selling Members made herein are true and correct as of the Closing Date; and (ii) the Selling Members have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Selling Members on or prior to the Closing.

 (e)           The Restricted Stock Agreements, duly executed by Krischer and Daou, as applicable;

 (f)           Employment agreements by and between the Company and each of (i) Georges Daou; (ii) Jonathan Kossmann and (iii) Jacques Krischer; duly executed by each of Georges Daou, Jonathan Kossmann and Jacques Krischer, as applicable;

 (g)           Fully executed director appointment letters, indemnification agreements and confidentiality agreements by and between the Company and each of the Target Directors;

 (h)           A certificate of good standing of Target from the State of Nevada as of the most recent practicable date; and

 (i)           Such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby.

5.5          Termination.  This Agreement may be terminated at any time prior to the Closing:

 (a)           by mutual consent of the Target and the Company;

 (b)           by either the Target or the Company if the Closing shall not have been consummated on or before April 30, 2010 (provided that the terminating party is not otherwise in material breach of its obligations under this Agreement), which date may be extended by written agreement of the Target and the Company; or

 (c)           by either the Target or the Company, if a permanent injunction or other order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the transactions contemplated hereby shall have been issued and shall have become final and non-appealable.

5.6          Effect of Termination.  In the event of the termination of this Agreement in accordance with this Section 5.6, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, stockholders or agents, except that any such termination shall be without prejudice to the rights of any party hereto arising out of any breach by any other party of this Agreement.

6.           Covenants.

6.1.         Conduct of Business by the Company Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company covenants and agrees that, unless Target shall otherwise agree in writing or as required or permitted under this Agreement, the Company shall conduct its business only in, and the Company shall not take any action except in the normal and ordinary course of business in substantially the same manner as conducted previously; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Target (not to be unreasonably withheld):

 (a)           amend or otherwise change the Company’s articles of incorporation or bylaws;

 (b)           issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Company Stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company Stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any subsidiary or any of its Affiliates (except the exercise of currently outstanding options and warrants in accordance with their terms);

 (c)           (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its common stock, (ii) split, combine or reclassify any of its common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock, (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of a subsidiary, except in accordance with preexisting commitments as of the date hereof, or propose to do any of the foregoing;

 (d)           (i) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof, or enter into or amend any contract, agreement, commitment or arrangement to effect any such acquisition, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse (other than checks in the ordinary course of business) or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances; (iii) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity; (iv) to enter into or amend any material agreement or contract which provides for the sale, license, or purchase by the Company or any of its subsidiaries of assets; or (v) authorize any capital expenditures or purchase of fixed assets which are individually in excess of $25,000 or, in the aggregate, in excess of $100,000;

 (e)           take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) (except as required by GAAP);

 (f)           make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations;

 (g)           fail to file, subject to any extension provided under Rule 12b-25 of the Exchange Act, any quarterly or annual Exchange Act Report on or prior to the date such report is due or engage in any activity that might cause the Over-the-Counter-Bulletin Board to refuse to allow the Company’s common stock to be quoted on the Over-the-Counter-Bulletin Board;

 (h)           pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business; and

 (i)           engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by this Agreement.

6.2.         Conduct of Business by the Target Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Target covenants and agrees that, unless Company shall otherwise agree in writing or as required or permitted under this Agreement, the Target shall conduct its business only in, and the Target shall not take any action except in the normal and ordinary course of business in substantially the same manner as conducted previously; and the Target shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Target, to keep available the services of the present officers, employees and consultants of the Target and its subsidiaries and to preserve the present relationships of the Target with customers, suppliers and other persons with which the Target has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement the Target shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Company (not to be unreasonably withheld):

 (j)           amend or otherwise change the Target’s articles of organization or limited liability company agreement;

 (k)           issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any limited liability company interests of The Target of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any limited liability company interests in Target, or any other ownership interest (including, without limitation, any phantom interest) of the Target, any subsidiary or any of its Affiliates (except the exercise of currently outstanding options and warrants in accordance with their terms);

 (l)           (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of limited liability company interests, (ii) split, combine or reclassify any of its limited liability company interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for limited liability company interests, (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of a subsidiary, except in accordance with preexisting commitments as of the date hereof, or propose to do any of the foregoing;

 (m)           (i) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof, or enter into or amend any contract, agreement, commitment or arrangement to effect any such acquisition, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse (other than checks in the ordinary course of business) or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances; (iii) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity; (iv) to enter into or amend any material agreement or contract which provides for the sale, license, or purchase by the Target or any of its subsidiaries of assets; or (v) authorize any capital expenditures or purchase of fixed assets which are individually in excess of $25,000 or, in the aggregate, in excess of $100,000;

 (n)           take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) (except as required by GAAP);

 (o)           make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations;

 (p)           pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business; and

 (q)           engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by this Agreement.

6.3          No Restructuring. The Selling Members undertake that, on the Closing Date and for a period of twelve (12) month thereafter, without the prior written consent of PCP, there will be no restructuring of Company, such restructuring shall include and not be limited to any issuances of preferred shares or convertible debt or other securities convertible into common stock or equity of the Company, or reverse splits or forward splits or changes in rights of the Common Stock or any issuance of common stock that disproportionately changes the ownership of PCP versus the other shareholders. The parties acknowledge and agree that, subsequent to the Financing, the Company intends on undertaking a financing in which it will issue and sell up to two hundred (200) Units (as defined below) in the Company for aggregate proceeds to the Company of up to Five Million Four Hundred Thousand Dollars ($5,400,000) (the “Subsequent Financing”).  It is anticipated that Each “Unit” in the Company shall consist of combination of common stock in the Company and warrants exercisable for common stock in the Company.  The parties acknowledge and agree that the Subsequent Financing is not a restructuring event that requires the advance written consent of PCP pursuant to the provisions of this Section 6.3.

6.4.         Form 8-K. The parties shall prepare a Current Report on Form 8-K regarding terms of the transaction contemplated by the Documents and the change in control contemplated herein and such other information that is required in connection with a reverse merger transaction pursuant to the Exchange Act rules and regulations applicable to a transaction of this nature, and cause such Current Report to be filed with the Commission no later than four (4) days following the Closing Date. The Target and Nicholas Thompson (the “Principal Selling Member”) hereby represent, warrant and covenant that the 8-K prepared pursuant to this Section 6.4 does not and will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading; provided, however that the representation, warranty and covenant of the Target and Principal Selling Member pertains only to those sections of the 8-K which pertain to the business of Target, including the Target Financial Statements.

6.5.         Filings; Consents; Removal of Objections.  Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein.  In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

6.6.         Further Assurances; Cooperation; Notification.

 (a)           Each party hereto will, at and after the Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.  Without limiting the generality of the foregoing, at any time after the Closing, at the request of the Company and without further consideration, the Target and the Selling Members will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Company may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the Company, and to confirm the Company’s title to, the Target Units.

 (b)           At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions and covenants specified in Articles 5 and 6 hereof.

6.7.         Public Announcements.  On or after the Closing Date, the Company and the Target shall issue a press release (the “Press Release”) in a form and substance acceptable to both parties disclosing the execution of this Agreement.  Other than the Press Release, none of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior consent of the other parties, which consent will not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements which are required by applicable law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

6.8.         Tax Matters; Cooperation and Records Retention.  The Target and the Company will (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.  Without limiting the generality of the foregoing, the Target and the Company will retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before the Closing and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

7.           Survival and Indemnification

7.1.         Survival.  The representations and warranties of each party hereto shall  survive the execution of and delivery of this Agreement and the consummation of the transactions contemplated hereby and the same shall be effective for a period of one  (1) year from the Closing Date and no longer.  The covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the same shall be effective in accordance with their respective terms.

7.2.         Mutual Indemnification.  Subject to the limitations set forth in this Article 7, each party each agrees to indemnify and save harmless each other party from and against any and all losses, liabilities, expenses (including, without limitation, reasonable fees and disbursements of counsel), claims, liens, damages or other obligations whatsoever (collectively, “Claims”) that may actually and reasonably be payable by virtue of or which may actually and reasonably result from the inaccuracy of any of their respective representations or the breach of any of their respective warranties, covenants or agreements made in this Agreement or in any certificate, schedule or other instrument delivered pursuant to this Agreement; provided, however, that no claim for indemnity may be made hereunder if the facts giving rise to such Claim were in writing and known to the party seeking indemnification hereunder, such facts constituted a breach of the conditions to closing of the party seeking indemnification and the party seeking indemnification elected in any event to consummate the transactions contemplated by this Agreement.  In addition, to the extent that applicable insurance coverage is available and paid to the party seeking indemnification hereunder with respect to the Claim for which indemnification is being sought, such amounts of insurance actually paid shall be deducted from the amount of the Claim for which indemnification may be sought hereunder and the indemnified party may recover only the amount of the loss actually suffered by the party to be indemnified.  To the extent that such insurance payment is received subsequent to payment by the indemnifying party hereunder, the indemnified party shall reimburse the indemnifying party, up to the amount previously paid by the indemnifying party, for the amount of such insurance payment.  For the avoidance of doubt, the parties acknowledge and agree that Selling Shareholders shall have no liability under this 7.2 resulting from to the inaccuracy of any of Target’s representations or the breach of any of Target’s respective warranties, covenants or agreements made in this Agreement or in any certificate, schedule or other instrument delivered pursuant to this Agreement

7.3.         Procedures for Indemnification.  Each party agrees to give each other party prompt written notice of any event or assertion of which it has knowledge concerning any such Claim and as to which it may request indemnification hereunder, and each party will cooperate with the other in determining the validity of any such Claim.  The indemnifying party hereunder shall have the right to participate in, or control the defense of (with counsel reasonably satisfactory to the indemnified party), any such Claim for which indemnification has been requested hereunder.  Each party agrees not to settle or compromise any such Claim without the prior written consent of each other party.  The giving of notice to the indemnifying party as provided herein and the opportunity to participate or control the defense of the Claim for which indemnification is sought shall be a prerequisite to any obligation of the indemnifying party to indemnify the indemnified party hereunder.  Following indemnification as provided hereunder, the indemnifying party shall be subrogated to all rights of the indemnified party against all other parties with respect to the Claim for which indemnification has been made.

7.4          Third Party Beneficiary.  It is understood and agreed that PCP is intended to be a third-party beneficiary of the rights set forth under this Article 7.

8.           Miscellaneous.

8.1.         Cumulative Remedies.  Any person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law, which rights may be exercised cumulatively and not alternatively.

8.2.         Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement and any of the rights, interests or obligations hereunder may not be assigned by any of the parties hereto. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto whether so expressed or not.

8.3.         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or the other documents.

8.4.         Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts when taken together will constitute one and the same agreement.

8.5.         Entire Agreement.  This Agreement, the Escrow Agreement and the Documents constitutes the entire agreement and understanding of the parties with respect to the subject matter thereof, and supersedes all prior and contemporaneous agreements and understandings.

8.6.         Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Atwood Minerals & Mining Corp.
1400 Old Country Road, Suite 206
Westbury, NY 11590
Telephone: (516) 228-0070
Facsimile: (516) 228-8083
Attention: President

With a copy to:

Indeglia & Carney, P.C.
1900 Main Street, Suite 300
Irvine, California 92614
Telephone: (949) 861-3321
Facsimile: (949) 861-3324
Attention:  Marc A. Indeglia, Esq.

                    If to the Target of the Selling Members:

Universal Database of Music, USA LLC
63 Main Street
Farmington, NJ 08558
Telephone: (908) 968-0838
Facsimile:  (908) 934-9253
Attention: Nick Thompson

With a copy to:

Foley & Lardner LLP
402 W. Broadway, Suite 2100
San Diego, CA 92101
Telephone: (619) 234-6655
Facsimile: (619) 234-3510
Attn: Kenneth D. Polin, Esq.

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i),(ii) or (iii) above, respectively.

8.7.         Expenses and Attorney Fees.  The Company, Target and the Selling Members shall each pay all of their respective legal and due diligence expenses in connection with the transactions contemplated by this Agreement, including, without limiting the generality of the foregoing, legal and accounting fees.

8.8.         Waiver of Conditions.  At any time or times during the term hereof, the Company may waive fulfillment of any one or more of the conditions to its obligations in whole or in part, and Target or the Selling Members may waive fulfillment of any one or more of the foregoing conditions to their obligation, in whole or in part, by delivering to the other party a written waiver or waivers of fulfillment thereof to the extent specified in such written waiver or waivers.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

8.9.         Law Governing.  This Agreement shall be construed and interpreted in accordance with and governed and enforced in all respects by the laws of the State of California.

8.10.       Disputed Matters.  Except as otherwise provided in this Agreement, each party hereby agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be brought in either the United States District Court for the Central District of California or a Superior Court of the State of California in the County of San Diego, and the parties hereby irrevocably and unconditionally submit to the jurisdiction of such courts.  The parties hereby agree to waive trial by jury in any such suit, action or proceeding.  The parties irrevocably waive and agree not to raise any objection any of them might now or hereafter have to the bringing of any such suit, action or proceeding in any such court including, without limitation, any objection that the place where such court is located is an inconvenient forum.  Each party agrees that any judgment or order against that party in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon that party and consents to any such judgment or order being recognized and enforced in the courts of its jurisdiction of incorporation or organization or any other courts, by registration or entry of such judgment or order, by a suit, action or proceeding upon such judgment or order, or any other means available for enforcement of judgments or orders.

8.11.       Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

8.12.       Delivery by Fax.  Delivery of an executed counterpart of the Agreement or any exhibit attached hereto by facsimile transmission shall be equally as effective as delivery of an executed hard copy of the same.  Any party delivering an executed counterpart of this Agreement or any exhibit attached hereto by facsimile transmission shall also deliver an executed hard copy of the same, but the failure by such party to deliver such executed hard copy shall not affect the validity, enforceability or binding nature effect of this Agreement or such exhibit.

8.13.       Gender Neutral Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the referenced person, persons, entity or entities may require.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties to this Agreement has executed or caused this Agreement to be executed as of the date first above written.

“COMPANY”

ATWOOD MINERALS & MINING CORP,
a Nevada corporation

By:
Name:
Title

“TARGET”	“SELLING MEMBERS”

UNIVERSAL DATABASE OF MUSIC	Signatures Appear on Exhibit A
USA, LLC, a Nevada limited liability company

By:
Name:
Title:

EXHIBIT A

SELLING MEMBERS

Signature of Selling Member	Target Units Owned	Shares
	7,800	6,240,000

Jacques Krischer

	794	635,200

James Hunt
	200	160,000

John Wright
	847	677,600

Cecil Bernard
	1,432	1,145,600

Nicholas Thompson

GJ DAOU & COMPANY, LLC	3,100	2,480,000

By:
Georges J. Daou, Manager
	4,038	3,230,400
GJD HOLDINGS LLC

By:
Georges J. Daou, Manager

	625	500,000

Gordon Samson

GROUPMARK FINANCIAL SERVICES, LTD.	2,897	2,317,600

By:
Name:
Title:

	144	115,200

Dennis Josifovich and Tonia Carslon Josifovich
	108	86,400

Louis Macaluso

	72	57,600

David Kelley

	18	14,400

Ingrid Coffin

SWING ROCK TRADING LLC	36	28,800

By:

MERCADO DE EXPORTACIONES DEL PETROLEO INC.	72	57,600

By:

	188	150,400

Ignazio Posadino

TELEPERION HOLDING, LTD.	1,267	1,013,600

By:

JLR HOLDING LLC	1,600	1,280,000

By:

	312	249,600

Gregg Greenberg

	32	25,600

Richard Elliot Square

	430	344,000

Walter Beach

	219	175,200

Ellen McDonald

	219	175,200

Neil Lane

	312	249,600

John Larkin

	312	249,600
KOURI GROUP LLC

By:

Total:	27,074	21,659,200

EXHIBIT B

TARGET DIRECTORS

Georges Daou (Chairman)
Gordon Samson

EXHIBIT C

TARGET OFFICERS

Georges Daou – Chief Executive Officer
Gordon Samson – Chief Financial Officer